Exhibit (a)(5)(xxv)

MONSTER WORLDWIDE COMMENTS ON MEDIANEWS GROUP’S LETTER AND PRESENTATION

Cautions Monster Stockholders Not to Be Confused by MNG’s Possible Tender Offer for Only 10% Of Shares

Based Upon the Price of Monster’s Shares Before the Announcement of the Randstad Transaction, the Blended Value of MNG’s Offer Would Be Far Less than Randstad’s All-Cash Offer of $3.40 Per Share

Monster Stockholders Should Take No Action in Response to MNG’s Consent Solicitation; The Monster Board of Directors’ Recommendation Remains Unchanged

WESTON, Mass., October 21, 2016 — Monster Worldwide, Inc. (NYSE: MWW), a global leader in connecting jobs and people, today commented on MediaNews Group, Inc.’s (“MNG”) latest attempt to derail the Company’s pending transaction with Randstad Holding nv (AMS: RAND) (“Randstad”), under which Randstad will acquire Monster for $3.40 per share in cash.

“This is yet another attempt by MNG to derail Monster’s transaction with Randstad in order to take control of the Company without paying a control premium to all Monster stockholders,” said Tim Yates, CEO of Monster. “MNG’s indication of a partial tender offer to acquire a limited number of Monster shares is a common activist tactic that would risk the ability of all stockholders to realize immediate and certain cash value. Based upon the price of Monster’s shares before the announcement of the Randstad transaction, the blended value of MNG’s offer would be far less than Randstad’s all-cash offer of $3.40 per share. Monster’s Board and management team strongly urge Monster stockholders to tender their shares into the Randstad transaction, which is the best and only actionable offer and provides stockholders with substantial and certain cash value of $3.40 per share.”

Monster intends to file an investor presentation shortly highlighting that:

•	Randstad’s offer is the only option for Monster stockholders to receive an all-cash premium value for all of their shares

•	MNG and its affiliates have a track record of bankruptcy and poor decision-making

•	MNG has no real plan, no new ideas and is proposing a weak board

•	Monster’s Board is committed to maximizing stockholder value

•	Unlike Randstad, MNG has not delivered an offer to acquire the entire Company

As previously announced on August 9, 2016, Monster entered into a definitive agreement with Randstad under which Randstad will acquire Monster for $3.40 per share in cash. The transaction is expected to close during the fourth quarter of 2016. The Monster Board of Directors unanimously recommends that Monster stockholders tender their shares into the Randstad tender offer.

Evercore is serving as financial advisor to Monster and Dechert LLP is serving as legal counsel.

The press release and presentation will be filed with the SEC and will be posted to the Investors section of Monster’s website at http://ir.monster.com/.

About Monster

Monster Worldwide, Inc. (NYSE: MWW) is a global leader in connecting people to jobs, wherever they are. For more than 20 years, Monster has helped people improve their lives with better jobs, and employers find the best talent. Today, the company offers services in more than 40 countries, providing some of the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities. Monster continues its pioneering work of transforming the recruiting industry with advanced technology using intelligent digital, social and mobile solutions, including our flagship website monster.com® and a vast array of products and services. For more information visit monster.com/about.

Cautionary Statement Regarding Forward-Looking Statements

Statements in the press release regarding MediaNews Group, Inc.’s (“MNG”) proposed partial tender offer for 10% of the common stock of Monster Worldwide, Inc. (“Monster”), MNG’s consent solicitation, Monster’s planned transaction with Randstad North America, Inc. (“Randstad”), the expected timetable for completing the planned transaction with Randstad, future financial and operating results, future capital structure and liquidity, benefits of the planned transaction with Randstad, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Monster include forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of completion of the planned transaction, the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of Monster, the possibility that competing offers will be made and the satisfaction or waiver of the other conditions to the consummation of the planned transaction; the potential impact of the announcement or consummation of the planned transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in Monster’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” sections of Monster’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed and to be filed by Randstad, Randstad Holding nv and Monster. Forward-looking statements speak only as of the date the statement was made. Monster undertakes no obligation to update or revise any forward-looking statements except as required by law.

Notice to Investors

MNG’s proposed partial tender offer for 10% of the common stock of Monster has not yet commenced. This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Monster. If the partial tender offer is commenced, Monster may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the partial tender offer. Investors are urged to read this document if and when it becomes available, as well as any other relevant documents Monster files with the SEC, carefully and in their entirety because they will contain important information. Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that Monster files with the SEC at the SEC’s website at www.sec.gov.

Randstad’s tender offer for all shares of Monster’s common stock commenced on September 6, 2016, and, in connection with the offer, Randstad, its parent, Randstad Holding nv, and its subsidiary, Merlin Global Acquisition, Inc., filed a tender offer statement on Schedule TO with the SEC and Monster filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Monster’s stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 filed by Monster with the SEC because they contain important information about the proposed transaction. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, copies of the offer to purchase, letter of transmittal and other related materials are available free of charge by contacting MacKenzie Partners, Inc., the information agent for the tender offer, toll-free at (800) 322-2885 (or at +1 212-929-5500 collect if you are located outside the U.S. and Canada), or by email to monster@mackenziepartners.com.

Monster and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from Monster stockholders in connection with the consent solicitation conducted by MNG and certain of its affiliates. Information about Monster officers and directors and their ownership of Monster shares is set forth in the proxy statement for Monster’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2016. Information about Monster officers and directors is set forth in Monster’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 11, 2016. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of consent revocations in connection with the consent solicitation conducted by MNG and certain of its affiliates by reading the definitive consent revocation statement filed with the SEC on October 18, 2016 in response to the consent solicitation. Monster’s stockholders are strongly advised to read such consent revocation statement (including any amendments or supplements thereto) and any other relevant documents that Monster will file with the SEC because they contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov.

Contacts:

For Investors:

Bob Jones

(212) 351-7032

bob.jones@monster.com

For Media:

Matt Anchin

(212) 351-7528

matt.anchin@monster.com